SKYWORKS™
BREAKTHROUGH SIMPLICITY

FY05 Executive Incentive Plan

1. **Purpose:** The FY05 Executive Incentive Plan (the"FY05 Plan") is designed to reward key management employees for achieving certain financial and business objectives.

2. **Plan Period:** The FY05 Plan covers the period from October 2, 2004 through September 30, 2005.

3. **Eligibility:** This program applies to the Chief Executive Officer and his direct reporting senior executives. Other key employees may be added based upon the recommendation of the Chief Executive Officer and subsequent approval of the Compensation Committee. Those employees not covered by this plan may be eligible for other programs established by Skyworks.

4. **Incentive Targets:** Participants can earn a percentage of their base salary for attaining certain performance objectives. Nominal, target and stretch award targets as a percent of base salary have been established as follows:

Name	Incentive At Nominal	Incentive At Target	Incentive At Stretch
CEO	30%	100%	200%
CFO, VP Sales, Business Unit General Managers	20%	60%	120%
Other VPs	20%	50%	100%
Special Participants	10%	40%	80%

5. **FY05 Metrics:** The performance metrics for FY05 are as follows:

Measurement Criteria	Nominal	Target	Stretch
Corporate Operating Income	REDACTED	REDACTED	REDACTED
Gross Margin Performance	REDACTED	REDACTED	REDACTED

The individual metrics above are for normal operations and any extraordinary events and/or charges will be brought to the Compensation Committee for review and approval.

Metrics will be weighted based on corporate performance for FY05 as follows:

Division/ Function	Corporate Operating Income[1]	Corporate Gross Margin %[2]
VP, Operations	50%	50%
All Other Participants	60%	40%

6. **How the Plan Works:** Upon completion of the Fiscal Year, the Chief Executive Officer ("CEO") will provide the Compensation Committee ("Committee") with recommendations for incentive award payments for participants of the plan and will request approval of actual amounts to be paid to each participant. The Committee will determine the appropriate distribution of the authorized incentive pool based on input from the CEO.

7. **Administration:** Actual performance between the Nominal and Target metrics will be paid on a linear sliding scale beginning at the Nominal percentage and moving up to the Target percentage. The same linear scale will apply for performance between Target and Stretch metrics. In order to fund the incentive plans and insure the overall Company's financial performance, the following terms apply.

   - No incentive will be paid unless the Company meets its Nominal operating income goal.
   - Skyworks' CEO and the Compensation Committee retain discretion to award above Stretch.
   - The basis for making incentive payments will be achievement of metrics, after allowance for payments of incentives.

8. **Taxes:** All awards are subject to federal, state, local and social security taxes. Payments under this Plan will not affect the base salary, which is used as the basis for Skyworks' benefits program.

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[1] Total operating income, excluding interest and all other non-operating income and expenses such as foreign currency gain or loss.

[2] Net revenue less cost of goods sold (manufacturing costs, license fees and obsolescence).